Exhibit (g)

EXECUTION VERSION

Table of Contents

1. Domestic Custody Agreement		1
1.1	Intention of the Parties	1
1.2	Definitions	1
2.	What J.P. Morgan is Required to Do	4
2.1	Set Up Accounts	4
2.2	Cash Accounts	5
2.3	Segregation of Assets; Nominee Name	6
2.4	Settlement of Transactions	6
2.5	Contractual Settlement Date Accounting	6
2.6	Actual Settlement Date Accounting	7
2.7	Income Collection (AutoCredit®)	7
2.8	Miscellaneous Administrative Duties	8
2.9	Corporate Actions	9
2.10	Class Action	9
2.11	Proxies	9
2.12	Statements of Account	10
2.13	Access to J.P. Morgan’s Records	11
2.14	Tax Relief Services	11
2.15	Notification	11
3. Instructions		11
3.1	Acting on Instructions; Method of Instruction and Unclear Instructions	11
3.2	Verification and Security Procedures	12
3.3	Instructions Contrary to Law/Market Practice	12
3.4	Cut-Off Times	12
3.5	Electronic Access	12
4. Fees, Expenses and Other Amounts Owing to J.P. Morgan		12
4.1	Fees and Expenses	12
4.2	Overdrafts	13
4.3	J.P. Morgan’s Right Over Securities; Set-off	13

Form Domestic Custody Agreement (Mutual Fund) October 2009

5. Securities Depositories		14
5.1	Use of Securities Depositories	14
6. Additional Provisions Relating to Customer		14
6.1	Representations of Customer and J.P. Morgan	14
6.2	Customer to Provide Certain Information to J.P. Morgan	15
6.3	Customer is Liable to J.P. Morgan Even if it is Acting for Another Person	15
7. When J.P. Morgan is Liable to Customer		Error! Bookmark not defined.
7.1	Standard of Care; Liability	15
7.2	Force Majeure	16
7.3	J.P. Morgan May Consult With Counsel	17
7.4	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result	17
7.5	Assets Held Outside J.P. Morgan’s Control	17
7.6	Ancillary Services	18
8. Taxation		18
8.1	Tax Obligations	18
8.2	Tax Relief Services With Respect to American Depository Receipts	19
9. Termination		19
9.1	Term and Termination	19
9.2	Exit Procedure	20
10. Miscellaneous		21
10.1	Notices	21
10.2	Successors and Assigns	21
10.3	Interpretation	21
10.4	Entire Agreement	21
10.5	Insurance	21
10.6	Security Holding Disclosure	22
10.7	USA PATRIOT Act Disclosure	22
10.8	Governing Law and Jurisdiction	22
10.9	Severability; Waiver; and Survival	23
10.10	Confidentiality	23
10.11	Counterparts	24

Form Domestic Custody Agreement (Mutual Fund) October 2009

10.12	No Third Party Beneficiaries	24

SCHEDULE 1	27
SCHEDULE 2	28
ANNEX A	32

Form Domestic Custody Agreement (Mutual Fund) October 2009

Domestic Custody Agreement

This agreement, dated January 5, 2011, is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan”), with a place of business at 1 Chase Manhattan Plaza, New York, N.Y. 10081; and FocusShares LLC, an investment advisor (“Customer” or “Advisor”), registered under the Investment Company Act of 1940, as amended, with a place of business at 210 Summit Avenue, Suite C11, Montvale, NJ 07645.

1.  Intention of the Parties; Definitions

1.1           Intention of the Parties

(a)
This Agreement sets out the terms on which J.P. Morgan will be providing custodial, settlement and other associated services to Customers. J.P. Morgan will be responsible for the performance of only those duties set forth in this Agreement.

(b)	Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in connection with the services under this Agreement.

(c)
It is the intention of the parties that the services offered by J.P. Morgan under this Agreement with respect to the custody of Securities and related settlement services will be limited to Securities that are issued in the United States (“U.S.”) by an issuer that is organized under the laws of the U.S. or any state thereof, or that are both traded in the U.S. and eligible for deposit in a U.S. Securities Depository.

1.2           Definitions

As used herein, the following terms have the meaning hereinafter stated.

      “Account” has the meaning set forth in Section 2.1 of this Agreement.

      “Affiliate” means an entity that controls, is controlled by, or is under common control with, J.P. Morgan.

      “Applicable Law” means any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

      “Authorized Person” means any person who has been designated by written notice from Customer in the form of Schedules 1 or 2 as the case may be (or by written notice in the form of Appendix A to Schedule 2 from any agent designated by Customer under this Agreement, including, without limitation, an investment manager) to act on behalf of Customer under this Agreement.  Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon Instructions from Customer (or its agent) that any such person is no longer an Authorized Person.

      “Cash Account” has the meaning set forth in Section 2.1(a)(ii).

      “Confidential Information” means and includes all non-public information concerning Customer or the Accounts which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

      “Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that requires discretionary action by the beneficial owner of Financial Asset, but does not include rights with respect to class action litigation or proxy voting.

      “Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

      “Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate or a Securities Entitlement.  “Financial Asset” does not include cash.

      “Instruction” means instructions to J.P.Morgan which: (i) contain all necessary information required by J.P. Morgan to enable J.P. Morgan to carry out the Instructions; (ii) are received by J.P. Morgan in accordance with the prevailing Security Procedures; and (iii) J.P. Morgan believes in good faith have been given by an Authroized Person or are transmitted with proper testing or authentication pursuant to terms and conditions which J.P. Morgan may specify.

      “J.P. Morgan Indemnitees” means J.P. Morgan and its nominees, directors, officers, employees and agents.

      “Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“Securities” means shares, stocks, debentures, bonds, notes or other like obligations, whether issued in certificated or uncertificated form, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same that are commonly traded or dealt in on securities exchanges or financial markets or other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to J.P. Morgan for the Securities Account.

      “Securities Account” means each Securities custody account on J.P. Morgan’s records to which Financial Assets are or may be credited under this Agreement.

      “Securities Depository” means any clearing system, securities depository, dematerialized book entry system or similar system for the central handling of Securities.

      “Security Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

      “Security Intermediary” means J.P. Morgan, a Securities Depository and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

      “Security Procedure” means security procedures to be followed by Customer upon the issuance of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in service level documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties.  A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone call backs. Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures shall be deemed to be an authorized Instruction.

All terms in the singular will have the same meaning in the plural unless the context otherwise provides and vice versa.

2.What J.P. Morgan is Required to Do

2.1           Set Up Accounts

(a)	J.P. Morgan will establish and maintain the following accounts (“Accounts”):

(i)
one or more Securities Accounts in the name of each Customer (or in another name requested by any such Customer that is acceptable to J.P. Morgan) for Financial Assets, which may be held by of J.P. Morgan for the account of each such Customer, including as an Entitlement Holder; and

(ii)
one or more accounts in the name of each Customer (or in another name requested by any such Customer that is acceptable to J.P. Morgan) (“Cash Account”) for any and all cash received by or on behalf of J.P. Morgan for the account of each such Customer.

(b)	At the request of any Customer, additional Accounts may be opened in the future and such additional Accounts shall be subject to the terms of this Agreement:

(i)
in accordance with the provisions of an agreement among a Customer and a broker-dealer (registered under the Securities and Exchange Act of 1934 (“Exchange Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”), or any futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization, regarding escrow or other arrangements  in connection with transactions by such Customer;

(ii)	for the purpose of segregating cash or Financial Assets with options purchased or sold by a Customer; and

(iii)	for any other corporate purposes as per the Instruction of an Authorized Person.

(c)
In the event that a Customer requests the opening of any additional Account for the purpose of holding collateral pledged by such Customer to a securities exchange, clearing corporation, or other central counterparty (a “Counterparty”) to secure trading activity by such Customer, or the pledge to a Counterparty of cash or individual Securities held in an Account, that Account (or the pledged cash or Securities) shall be subject to the collateral arrangements in effect between J.P. Morgan and the Counterparty in addition to the terms of this Agreement.

(d)
J.P. Morgan’s obligation to open Accounts for each Customer pursuant to Section 2.1(a) is conditional upon J.P. Morgan receiving such of the following documents for each Customer as J.P. Morgan may require:

(i)	a certified copy of such Customer's constitutional documents as currently in force;

(ii)
evidence reasonably satisfactory to J.P. Morgan of the due authorization and execution of this Agreement by Customer (for example by a certified copy of a resolution of Customer's board of directors or equivalent governing body, substantially in the form set out in Schedule 4);

(iii)	J.P. Morgan’s standard form fund manager mandate (in the form set out in Appendix A to Schedule 2), completed by any persons designated in Schedule 2; and

(iv)	in the case of any Account opened in a name not that of such Customer, documentation with respect to that name similar to that set forth in sub-sections (i) – (iii).

2.2           Cash Accounts

(a)
Any amount standing to the credit of any Customer’s Cash Account is a debt due to such Customer from J.P. Morgan as banker.  Except as otherwise provided in Instructions acceptable to J.P. Morgan, all cash held in any Customer’s Cash Account will be deposited during the period it is credited in one or more deposit accounts at J.P. Morgan in which cash shall not be subject to withdrawal by check or draft.  Funds credited to any Customer’s Cash Account will be transferred by J.P. Morgan by means of Instruction (“payment order”) to a J.P. Morgan administrator assigned to such Customer.  Payment orders and Instructions seeking to cancel payment orders or to amend payment orders shall be verified in accordance with a Security Procedure or, if no Security Procedure is applicable, J.P. Morgan may execute or pay payment orders issued in such Customer’s name which J.P. Morgan believes in good faith to have been given by an Authorized Person.

(b)
Any amounts credited by J.P. Morgan to any Customer’s Cash Account on the basis of a notice or an interim credit from a third party, may be reversed if J.P. Morgan does not receive final payment in a timely manner.  J.P. Morgan will notify such Customer promptly of any such reversal.

2.3           Segregation of Assets; Nominee Name

(a)	J.P. Morgan will identify in its books that Financial Assets credited to any Customer’s Securities Account belong to such Customer (except as otherwise may be agreed by J.P. Morgan and such Customer).

(b)	J.P. Morgan is authorized, in its discretion:

(i)	to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to J.P. Morgan in bearer form;

(ii)	to hold Financial Assets in or deposit Financial Assets with any Securities Depository or settlement system;

(iii)	to hold Financial Assets in omnibus accounts on a fungible basis and to accept delivery of Financial Assets of the same class and denomination as those deposited with J.P. Morgan; and

(iv)	to register in the names of each Customer, J.P. Morgan, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form.

2.4           Settlement of Transactions

Subject to Article 3 and Section 4.2 of this Agreement, J.P. Morgan will act in accordance with Instructions with respect to the settlement of transactions.  Settlement of transactions will be conducted in accordance with prevailing standards of the market in which the transaction occurs.  Without limiting the generality of the foregoing, the risk of loss will be borne by the applicable Customer whenever J.P. Morgan delivers Financial Assets or payment in accordance with applicable market practice in advance of receipt or settlement of the expected consideration.  In the case of the failure of any Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, J.P. Morgan will contact such counterparty to seek settlement and will notify the applicable Customer of such failure.  If such Customer’s counterparty continues to fail to deliver the expected consideration, J.P. Morgan will provide information reasonably requested by such Customer that J.P. Morgan has in its possession to allow such Customer to enforce rights that such Customer has against Customer’s counterparty, but neither J.P. Morgan nor its Subcustodians will be obliged to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

2.5           Contractual Settlement Date Accounting

(a)
Should any Customer request to have J.P. Morgan’s Contractual Settlement Date Accounting Service, J.P. Morgan will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement of transactions in those markets where J.P. Morgan generally offers contractual settlement date accounting.

(i)
Sales: On the settlement date for a sale, J.P. Morgan will credit the applicable Cash Account with the proceeds of the sale and transfer the relevant Financial Assets to an account at J.P. Morgan pending settlement of the transaction if not already delivered.

(ii)
Purchases: On the settlement date for the purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), J.P. Morgan will debit the applicable Cash Account for the settlement amount and credit a separate account at J.P. Morgan.  J.P. Morgan then will post the applicable Securities Account as awaiting receipt of the expected Financial Assets.  The applicable Customer will not be entitled to the delivery of Financial Assets that are awaiting receipt until J.P. Morgan actually receives them.

J.P. Morgan shall provide Customer with a list of those markets for which it provides contractual settlement date accounting.  J.P. Morgan may add markets to or remove markets from this list upon reasonable notice to Customer.  J.P. Morgan reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

(b)
J.P. Morgan may reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction's actual settlement, upon notice to applicable Customer, in cases where J.P. Morgan reasonably believes that the transaction will not settle in the ordinary course within a reasonable time.  Such Customer will be responsible for any costs or liabilities resulting from such reversal.  Customer acknowledges that the procedures described in Section 2.5 are of an administrative nature, and that J.P. Morgan does not undertake to make loans and/or Financial Assets available to any Customer.

2.6           Actual Settlement Date Accounting

With respect to any settlement of a transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, J.P. Morgan will post such transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and cleared by J.P. Morgan.

2.7           Income Collection (AutoCredit®)

(a)
J.P. Morgan will monitor information publicly available in the applicable market about forthcoming income payments on the Financial Assets, and will promptly notify the relevant Customer of such information.

(b) Unless the relevant Customer is notified otherwise, J.P. Morgan will credit the Cash Account with income proceeds on Financial Assets on the anticipated payment date, net of any taxes that are withheld by J.P. Morgan or any third party (“AutoCredit”) in those markets where J.P. Morgan customarily provides an AutoCredit service.  Upon request, J.P. Morgan shall provide Customer with a list of AutoCredit eligible markets.  J.P. Morgan may add markets to or remove markets from the list of AutoCredit markets upon notice to Customer that is reasonable in the circumstances.  J.P. Morgan may reverse AutoCredit credits upon oral or written notification to Customer if J.P. Morgan believes that the corresponding payment will not be received by J.P. Morgan within a reasonable period or the credit was incorrect.

(c)
In markets where J.P. Morgan does not provide an AutoCredit service, income on Financial Assets (net of any taxes withheld by J.P. Morgan or any third party) will be credited only after actual receipt and reconciliation.

(d)
J.P. Morgan will use reasonable efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds and notify each relevant Customer of  any late payment, but neither J.P. Morgan nor its Subcustodians will be obliged to file any formal notice of default, institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

2.8           Miscellaneous Administrative Duties

(a)	Until J.P. Morgan receives Instructions to the contrary, J.P. Morgan will:

(i)
present all Financial Assets for which J.P. Morgan has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(ii)	execute in the names of each Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

(iii) exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.

(b)
In the event that, as a result of holding of Financial Assets in an omnibus account, any Customer receives fractional interests in Financial Assets arising out of a Corporate Action or class action litigation, J.P. Morgan will credit such Customer with the amount of cash it would have received had the Financial Asset not been held in an omnibus account, and such Customer shall relinquish to J.P. Morgan its interest in such fractional interests.

(c)
If some, but not all, of an outstanding class of Financial Assets is called for redemption, J.P. Morgan may allot the amount redeemed among the respective beneficial holders of such a class of Financial Assets on a pro rata basis or in a similar manner J.P. Morgan deems fair and equitable.

2.9           Corporate Actions

(a)
J.P. Morgan will act in accordance with local market practices to obtain information concerning Corporate Actions that is publicly available in the local market.  J.P. Morgan also will review information obtained from sources to which J.P. Morgan subscribes for information concerning such Corporate Actions.  J.P. Morgan will promptly provide that information (or summaries that accurately reflect the material points concerning the applicable Corporate Action) to each Customer or its Authorized Person.

(b)
J.P. Morgan will act in accordance with Customer’s Instructions in relation to such Corporate Actions. If Customer fails to provide J.P. Morgan with timely Instructions with respect to any Corporate Action, neither J.P. Morgan nor its nominees will take any action in relation to that Corporate Action, except as otherwise agreed in writing by J.P. Morgan and Customer or as may be set forth by J.P. Morgan as a default action in the notification it provides under Section 2.9(a) with respect to that Corporate Action.

2.10           Class Action

Any notices received by J.P. Morgan’s corporate actions department about U.S. settled securities class action that requires action by affected owners of the underlying Financial Assets will be promptly notified to Customer if J.P. Morgan, using reasonable care in the circumstances, identifies that Customer was a shareholder and held the relevant Financial Asset in custody with J.P. Morgan at the relevant time.  J.P. Morgan will not make filings in the name of Customer in respect to such notifications except as otherwise agreed in writing between Customer and J.P. Morgan.

2.11           Proxies

(a)
J.P. Morgan will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify Customer of such information and, subject to Section 2.11(c), act in accordance with Customer’s Instructions in relation to such meetings (the “Proxy Voting Service”).

(b)
The Proxy Voting Service is available only in certain markets, details of which are available from J.P. Morgan on request.  Provision of the Proxy Voting Service is conditional upon receipt by J.P. Morgan of a duly completed enrolment form as well as additional documentation that may be required for certain markets.

(c)
The Proxy Voting Service does not include physical attendance at shareholder meetings.  Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by J.P. Morgan on a case by case basis.

(d)	Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another Corporate Action;

(iii)	the Financial Assets being held in a margin or collateral account at J.P. Morgan or another bank or broker, or otherwise in a manner which affects voting;

(iv)	local market regulations or practices, or restrictions by the issuer; and

(v)
J.P. Morgan being required to vote all shares held for a particular issue for all of J.P. Morgan’s customers on a net basis (i.e., a net yes or no vote based on voting instructions received from all its customers). Where this is the case, J.P. Morgan will inform relevant Customers by means of the notification.

2.12           Statements of Account

(a)
J.P. Morgan will provide each Customer with a statement of account for each of such Customer’s Accounts, identifying cash and Financial Assets held in such Accounts and any transfers to and from such Accounts. Statements of account may be delivered electronically or on-line over the Internet and are deemed delivered when sent electronically or posted on the Internet.  Customer will review its statement of account and give J.P. Morgan written notice of (i) any suspected error or omission or (ii) non-receipt of a statement of account within a reasonable time after the statement of accounts is sent or made available to Customer or would have been sent, as the case may be.

(b)
Customer acknowledges that information available to it on-line with respect to transactions posted after the close of the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes.  J.P. Morgan will not be liable for any loss or damage arising out of any such information accessed on-line that is updated or corrected no later than the close of business on the business day after the transaction was posted.

2.13           Access to J.P. Morgan’s Records

(a)
J.P. Morgan will allow Authorized Persons of each Customer's auditors and independent public accountants such reasonable access to the records of J.P. Morgan relating to Financial Assets as is required in connection with their examination of books and records pertaining to Customer's affairs.

(b)
J.P. Morgan will, upon reasonable written notice, allow each Customer reasonable access during normal working hours to the records of J.P. Morgan relating to its  Accounts.  J.P. Morgan may impose reasonable restrictions on the number of individuals allowed access, the frequency and length of such access, and the scope of the records made available. Each such Customer shall reimburse J.P. Morgan for the cost of copying, collating and researching archived information at J.P. Morgan’s regular hourly rate.

2.14           Tax Relief Services

J.P. Morgan will provide tax relief services as provided in Section 8.2.

2.15           Notification

If any Customer agrees to access information concerning the Accounts through J.P. Morgan’s website, J.P. Morgan may make and notifications required under this Agreement by posting it on the website.

3.  Instructions

3.1           Acting on Instructions; Method of Instruction and Unclear Instructions

(a)
Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry.  Any relevant Customer will indemnify J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities applicable to or arising from the actions of such Customer that may be imposed on, incurred by, or asserted against J.P. Morgan Indemnitees as a result of any action or omission taken in good faith and in accordance with any Instruction.

(b)	Customer will where reasonably practicable use automated and electronic methods of sending Instructions.

(c)
J.P. Morgan shall promptly notify an Authorized Person of the relevant Customer if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it.  J.P. Morgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification satisfactory to it.

(d)
In executing or paying a payment order, J.P. Morgan may rely upon the identifying number (e.g., Fedwire routing number or account) of any party as instructed in the payment order.  The applicable Customer assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued to J.P. Morgan in such Customer’s name.

3.2           Verification and Security Procedures

(a)
J.P. Morgan and all Customers shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	Either party may record any of their telephone communications.

3.3           Instructions Contrary to Law/Market Practice

J.P. Morgan need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice, and J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.  In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify the applicable Customer where reasonably practicable.

3.4           Cut-Off Times

J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to Customer.  If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after that day.

3.5           Electronic Access

Access by Customers to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Annex A.

4. Fees, Expenses and Other Amounts Owing to J.P. Morgan

4.1           Fees and Expenses

Customer will pay J.P. Morgan for its services under this Agreement such fees as may be agreed upon in writing from time to time, together with J.P. Morgan's reasonable out-of-pocket expenses, including, but not limited to, legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents. Invoices will be payable within thirty (30) days of the date of the invoice.  If any Customer disputes an invoice it shall nevertheless pay on or before the date that payment is due such portion of the invoice that is not subject to a bona fide dispute.  J.P. Morgan may deduct amounts invoiced from such Customer’s Cash Account except to the extent that such Customer has objected to the invoice within thirty (30) days of the date of the invoice (or such other period as the parties may agree in writing).  Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.

4.2           Overdrafts

If a debit to any Customer’s Cash Account results (or will result) in a debit balance, then J.P. Morgan may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting.  If J.P. Morgan elects to make such an advance, the advance will be deemed a loan to such Customer, payable on demand, bearing interest at the applicable rate charged by J.P. Morgan from time to time for such overdrafts, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which J.P. Morgan makes similar overdrafts available from time to time.  No prior action or course of dealing on J.P. Morgan’s part with respect to the settlement of transactions on such Customer’s behalf will be asserted by such Customer against J.P. Morgan for J.P. Morgan’s refusal to make advances to the Cash Account or to settle any transaction for which such Customer does not have sufficient available funds in the Account.

4.3           J.P. Morgan’s Right Over Securities; Set-off

(a)
Without prejudice to J.P. Morgan’s rights under Applicable Law, each Customer grants to J.P. Morgan a security interest in and a lien on its Financial Assets held in its Securities Account as securing for any and all Liabilities applicable to such Customer outstanding from time to time (whether actual or contingent) to J.P. Morgan or any of its Affiliates and J.P. Morgan shall be entitled without notice to each applicable Customer, to withhold delivery of such Financial Assets, sell or otherwise realize any of such Financial Assets and to apply the proceeds and any other monies credited to its Cash Account in satisfaction of such Liabilities.  For this purpose, J.P. Morgan may make such currency conversions as may be necessary at its then current rates for the sale and purchase of relevant currencies.

(b)
Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan may set off against any amount owing by a Customer to J.P. Morgan or any of its Affiliates any amount in any currency standing to the credit of such Customer’s accounts (whether deposit or otherwise) with any J.P. Morgan branch or office or with any Affiliate of J.P. Morgan.  For this purpose, J.P. Morgan shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.

5. Securities Depositories

5.1           Use of Securities Depositories

(a)
J.P. Morgan may deposit Financial Assets with, and hold Financial Assets in any Securities Depository on such terms as such Securities Depository customarily operates and each Customer will provide J.P. Morgan with such documentation or acknowledgements that J.P. Morgan may require to hold its Financial Assets in such Securities Depository.

(b)
J.P. Morgan is not  responsible for the selection or monitoring of any Securities Depository and will not be liable for any act or omission by (or the insolvency of) any Securities Depository.  In the event a Customer incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities Depository, J.P. Morgan will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but J.P. Morgan will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

6. Additional Provisions Relating to Customer

6.1           Representations of Customer and J.P. Morgan

(a)
Customer represents and warrants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control its Financial Assets and cash in its Accounts, to use J.P. Morgan as its custodian in accordance with the terms of this Agreement, to borrow money (both any short term or intraday borrowings in order to settle transactions prior to receipt of covering funds) and grant a lien over its Financial Assets as contemplated by Section 4.3; (ii) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is Customer’s legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan; (iv) J.P. Morgan may rely upon the certification of such other facts as may be required to administer J.P. Morgan’s obligations under this Agreement and Customer shall indemnify J.P. Morgan against all losses, liability, claims or demands arising directly or indirectly from any certifications relating to such Customer and made by such Customer; and (v) it is a resident of the U.S. and shall notify J.P. Morgan of any changes in residency.

(b)
J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.

6.2           Customer to Provide Certain Information to J.P. Morgan

Upon request, Customer will promptly provide to J.P. Morgan such information about itself and its financial status as J.P. Morgan may reasonably request, including Customer’s organizational documents and its current audited and unaudited financial statements.  Upon J.P. Morgan’s request, Customer shall provide to J.P. Morgan such similar information concerning any person other than Customer in whose name any Account is opened.

6.3	Customer is Liable to J.P. Morgan Even if it is Acting for Another Person

If Customer is acting as an agent or for another person envisaged in Section 2.1(a) of any transaction, cash or Financial Asset, J.P. Morgan nevertheless will treat Customer as its principal for all purposes under this Agreement.  In this regard, Customer will be liable to J.P. Morgan as a principal in respect of any transactions relating to the Account.  The foregoing will not affect any rights J.P. Morgan might have against Customer's principal or the other person envisaged by Section 2.1(a).

7.1           Standard of Care; Liability

(a)
J.P. Morgan will use reasonable care in performing its obligations under this Agreement.  J.P. Morgan will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

(b)
J.P. Morgan will be liable for Customer’s direct damages to the extent they result from J.P. Morgan’s fraud, negligence or willful misconduct in performing its duties as set out in this Agreement.  Nevertheless, under no circumstances will J.P. Morgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, J.P. Morgan’s performance under this Agreement, or J.P. Morgan’s role as custodian.

(c)
Customer will indemnify J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities relating to such Customer that may be imposed on, incurred by or asserted against any of J.P. Morgan Indemnitees in connection with or arising out of (i) J.P. Morgan’s performance under this Agreement, provided J.P. Morgan Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any J.P. Morgan Indemnitees’ status as a holder of record of such Customer’s Financial Assets.

(d)	Without limiting Subsections 7.1(a), (b) or (c), Customer agrees that J.P. Morgan provides no service in relation to, and therefore has no duty or responsibility to:

(i)	question Instructions or make any suggestions to such Customer or an Authorized Person of such Customer regarding such Instructions;

(ii)	supervise or make recommendations with respect to investments or the retention of Financial Assets of such Customer;

(iii)	advise Customer or an Authorized Person regarding any default in the payment of principal or income of any Security other than as provided in Section 2.7(b) of this Agreement; or

(iv)	evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which J.P. Morgan is instructed to deliver Financial Assets or cash.

7.2           Force Majeure

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its custody business that it determines from time to time meet reasonable commercial standards.  J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery, malfunction of equipment or software (except where such malfunction is primarily attributable to J.P. Morgan’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any other cause beyond the reasonable control of J.P. Morgan (including, without limitation, the non-availability of appropriate foreign exchange).

7.3           J.P. Morgan May Consult With Counsel

J.P. Morgan will be entitled to rely on, and may act upon the advice of qualified legal counsel in relation to matters of law~~,~~ regulation or market practice (which may be the legal counsel of Customer), and shall not be liable to Customer for any action taken or omitted pursuant to such advice.

7.4           J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result

Customer hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that: (a) J.P. Morgan or any of its divisions, branches or Affiliates may have a material interest in transactions entered into by such Customer with respect to its Accounts or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or its Affiliates may act as a market maker in the Financial Assets of such Customer to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of any Financial Assets; or earn profits from any of the activities listed herein; and (b) J.P. Morgan or any of its divisions, branches or Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of such Customer. J.P. Morgan is not under any duty to disclose any such information.

7.5           Assets Held Outside J.P. Morgan’s Control

J.P. Morgan will not be obliged to hold Financial Assets or cash of any Customer with any person not agreed to by J.P. Morgan.  Furthermore, J.P. Morgan will not be obliged to register or record Financial Assets of any Customer in the name of any person not agreed to by J.P. Morgan. If, however, Customer makes such a request and J.P. Morgan agrees to the request, the consequences of doing so will be at such Customer’s own risk.  J.P. Morgan shall not be liable for any losses incurred as a result and may be precluded from providing some of the services referred to in this Agreement (for example, and without limitation, income collection, proxy voting, class action litigation and Corporate Action notification and processing).

7.6           Ancillary Services

J.P. Morgan may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions and class action litigation and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of Securities.  Although J.P. Morgan will use reasonable care in the selection and retention of such third party providers and local agents, it will not be responsible for any errors or omissions made by them in providing the relevant information or services.

7. Taxation

8.1           Tax Obligations

(a)
Customer will pay or reimburse J.P. Morgan, and confirms that J.P. Morgan is authorized to deduct from any cash received or credited to its Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of such Customer's Accounts.

(b)
Customer will provide to J.P. Morgan such certifications, declarations, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information.  Customer undertakes to notify J.P. Morgan immediately if any information requires updating or correcting.  J.P. Morgan provides no service of controlling or monitoring, and therefore has no duty in respect of, or liability for any taxes, penalties, interest or additions to tax, payable or paid that result from:

(i)	the inaccurate completion of documents by Customer or any third party;

(ii)	the provision to J.P. Morgan or a third party of inaccurate or misleading information by Customer or any third party;

(iii)	the withholding of material information by Customer or any third party; or

(iv)	any delay by any revenue authority or any other cause beyond J.P. Morgan’s control.

(c)
If J.P. Morgan does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, U.S. non-resident alien tax and/or backup withholding tax).

(d)
Each Customer will be responsible in all events for the timely payment of all taxes relating to its Financial Assets in its Securities Account; provided, however, that J.P. Morgan will be responsible for any penalty or additions to tax due solely as a result of J.P. Morgan’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to its Cash Account.

8.2           Tax Relief Services With Respect to American Depository Receipts

(a)
Subject to the provisions of this Section, J.P. Morgan will apply for a reduction of withholding tax in respect of income payments on Financial Assets comprised of American Depository Receipts credited to the Securities Account that J.P. Morgan believes may be available.  To defray expenses pertaining to nominal tax claims, J.P. Morgan may from time to time set minimum thresholds as to a de minimis value of tax relief claims or reduction of withholding which it will pursue in respect of income payments under this Section 8.2.

(b)
The provision of a tax relief service by J.P. Morgan is conditional upon J.P. Morgan receiving from Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from J.P. Morgan), prior to the receipt of Financial Assets comprised of American Depository Receipts in the Account or the payment of income.  If Financial Assets comprised of American Depository Receipts credited to a Customer’s Account are beneficially owned by someone other than such Customer, this information will be necessary with respect to the beneficial owner.  Customer acknowledges that J.P. Morgan will be unable to perform tax reclamation services unless it receives this information.

(c)
J.P. Morgan will perform tax reclamation service only with respect to taxation levied by the revenue authorities of the countries advised to Customer from time to time and J.P. Morgan may, by notification in writing, in its absolute discretion, supplement or amend the countries in which this tax reclamation service is offered.  Other than as expressly provided in this Section 8.2, J.P. Morgan will have no responsibility with regard to Customer’s tax position or status in any jurisdiction.

8. Termination

9.1           Term and Termination

(a)
The initial term of this Agreement shall be for a period of ~~three~~three (3) years following the date on which J.P. Morgan commenced providing services under the Agreement.  Following the initial term, Customer may terminate this Agreement on sixty (60) days' written notice to J.P. Morgan.  J.P. Morgan may terminate this Agreement on one hundred and eighty (180) days’ written notice to Customer.

(b)	Notwithstanding Section 9.1(a):

(i)
Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days of that party being given written notice of the material breach;

(ii)
Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure; and

(iii)
J.P. Morgan may terminate this Agreement on sixty (60) days’ written notice to Customer in the event that J.P. Morgan reasonably determines that Customer has ceased to satisfy J.P. Morgan’s customary credit requirements.

9.2           Exit Procedure

Customer will provide J.P. Morgan full details of, and J.P. Morgan shall cooperate fully with, the persons to whom J.P. Morgan must deliver Financial Assets and cash within a reasonable period before the effective time of termination of this Agreement.  If Customer fails to provide such details in a timely manner, J.P. Morgan shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Financial Assets and cash to a successor custodian, but J.P. Morgan may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that J.P. Morgan is unwilling to assume any related credit risk.  J.P. Morgan will in any event be entitled to deduct any amounts owing to it prior to delivery of any Financial Assets and cash (and, accordingly, J.P. Morgan will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it).  A Customer will reimburse J.P. Morgan promptly for any reasonable out-of-pocket expenses J.P. Morgan incurs in delivering Financial Assets to such Customer upon termination.  Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.

9.	Miscellaneous

10.1           Notices

Notices (other than Instructions) under this Agreement will be served by registered mail or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing.  Notice will not be deemed to be given unless it has been received.

10.2           Successors and Assigns

This Agreement will be binding on each of the parties' successors and assigns, but the parties agree that neither party can assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; except J.P. Morgan may assign this Agreement without Customer’s consent to (a) any Affiliate or subsidiary of J.P. Morgan or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s custody business.

10.3           Interpretation

Headings are for convenience only and are not intended to affect interpretation.  References to articles and sections are to articles and sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

10.4           Entire Agreement

This Agreement, including the Schedules and the Exhibits (and any separate agreement which J.P. Morgan and Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written.  Amendments must be in writing and signed by both parties.

10.5           Insurance

Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of Customer.  J.P. Morgan will, however, provide summary information regarding its own general insurance coverage to Customer upon written request.

10.6           Security Holding Disclosure

With respect to Securities and Exchange Commission Rule 14b-2 under the Shareholder Communications Act regarding disclosure of beneficial owners to issuers of Securities, J.P. Morgan is instructed not to disclose the name, address or Security positions of Customer in response to shareholder communications requests regarding its  Accounts.

10.7           USA PATRIOT Act Disclosure
Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm Customer’s identity, including without limitation Customer’s name, address and organizational documents (“identifying information”) from such Customer or on some occasions from third parties regarding Customer.  Customer may also be asked to provide information about its financial status, such as its current audited and unaudited statements.  Customer agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such identifying and financial information required as a condition of opening an account with or using any service provided by J.P. Morgan.

10.8           Governing Law and Jurisdiction

This Agreement will be construed, regulated and administered under the laws of the U.S. or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum.  The U.S. District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement.  If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction.  Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum.  The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts.  The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.  To the extent that in any jurisdiction the Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Customer shall not claim, and it hereby irrevocably waives, such immunity.

10.9           Severability; Waiver; and Survival

(a)
If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)
Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.  No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

10.10                      Confidentiality

(a)
Subject to Section 10.10(b), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s business, or with the consent of Customer.

(b)	Customer authorizes J.P. Morgan to disclose Confidential Information to:

(i)
any subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that J.P. Morgan believes it is reasonably required in connection with J.P. Morgan’s provision of relevant services under this Agreement;

(ii)	its professional advisors, auditors or public accountants;

(iii)	its Affiliates and branches; and

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax claim.

(c)
Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions, including, without limitation, any commercial terms, of this Agreement in confidence.

10.11                      Counterparts

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

10.12                      No Third Party Beneficiaries

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

FOCUSSHARES LLC on behalf of each of its accounts listed on Exhibit A hereto	JPMORGAN CHASE BANK, N.A.
By: /s/ Drew Dennison Name: Drew Dennison Title: Chief Financial Officer Date: January 5, 2011	By: /s/ Phyllis Schroder Name: Phyllis Schroder Title: Executive Director Date: January 5, 2011

EXHIBIT A

LIST OF ETF SERIES

1.	FocusShares LLC

SCHEDULE 1

Persons Authorized To Give Instructions

Full Name and Official Position	Method of Instruction*	Telephone Number	Specimen Signature
Erik Liik, President	Transaction Initiation (TI)	201-930-8500, ext. 7001
David Weissman, COO	Transaction Initiation (TI)	201-930-8500, ext. 7005
Drew Dennison, CFO	Transaction Initiation (TI)	314-965-1555, ext. 3653

Signed for and on behalf of Customer by:

Signature:    /s/ Drew Dennison

Name:                 Drew Dennison

Position:             Chief Financial Officer

* i.e., writing or facsimile

SCHEDULE 2

Authorized Fund Managers/Advisers

Persons authorized as fund managers will also have to complete an authority in similar form to Schedule 2, but with some additional wording.  A specimen copy is attached as Appendix A.

Full name of Fund Manager/Adviser	Address	Accounts for which authorized*
FocusShares LLC	12800 Corporate Hill Dr. St. Louis, MO 63131-1834

Signature:    /s/ Drew Dennison

Name:                 Drew Dennison

Position:             Chief Financial Officer

* If left blank, the Fund Manager is authorized to give instructions on all accounts.

APPENDIX A TO SCHEDULE 2

Specimen Fund Manager Mandate

TO:     JPMORGAN CHASE BANK, N.A.

           DOMESTIC CUSTODY DIVISION

DATE: January  5, 2011

Dear Sirs,

Re: Domestic Custody for (the "Customer").

We represent that we have been appointed by Customer as its fund manager for the account(s) listed below and that we have full authority from Customer to give instructions in respect of all transactions relating to the account(s).  We agree to indemnify and hold JPMorgan harmless for any losses, costs or liabilities it or its agents incur as a result of any breach of this representation.

We set out the names and specimen signatures of those individuals authorized by us to operate accounts and give instructions on behalf of Customer in respect of the account(s).

JPMorgan may accept and act on any instructions that have been verified in accordance with a Security Procedure, as defined in the Domestic Custody Agreement between JPMorgan and Customer, or, if no such Security Procedure is applicable, which JPMorgan believes in good faith to have been given by one of those individuals listed below.

We acknowledge that JPMorgan may record our telephone conversations and agree to ensure that any codes, passwords or similar devices are reasonably safeguarded.

Unless specified otherwise, all persons authorized to give instructions shall be authorized to give instructions in respect of all securities and cash accounts, and shall be authorized to give instructions notwithstanding that they may result in an overdraft on any cash account.

Signed for and on behalf of FocusShares LLC
Signature:    /s/ Drew Dennison

Name:                 Drew Dennison

Position:             Chief Financial Officer

[Certificate of Incumbency and Authority will replace this blank page.]

ACCOUNT(S) COVERED BY THIS MANDATE:

Full Name and Official Position	Method of Instruction*	Telephone Number	Specimen Signature
Kristopher A. Wallace	Transaction Initiation (TI)	314-965-1555, ext. 1187
Travis E. Trampe	Transaction Initiation (TI)

* i.e., writing or facsimile

Annex A

Electronic Access

1.
J.P. Morgan may permit the Customer and its Authorized Persons to access certain electronic systems, applications and Data (as defined below) in connection with the Agreement (collectively, the “Products”). J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavor to give the Customer reasonable notice of its termination or suspension of access to the Products, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is at risk. Access to the Products shall be subject to the Security Procedures.

2.
In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein.  The license granted herein will permit use by Customer’s Authorized Person, provided that such use shall be in compliance with the Agreement, including this Annex.

3.
The Customer acknowledges that there are security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks.  The Customer is solely responsible for obtaining, maintaining and operating all software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer to access and use the Products. All such software must be interoperable with J.P. Morgan’s software.  Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4.
In cases where J.P. Morgan’s web site is unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Authorized Persons to instruct J.P. Morgan or obtain reports from J.P. Morgan.  J.P. Morgan shall not be liable for any Liabilities arising out of Customer’s use of, access to or inability to use the Products via J.P. Morgan’s web site in the absence of J.P. Morgan’s gross negligence or willful misconduct.

5.
Use of the Products may be monitored, tracked, and recorded.  In using the Products, the Customer hereby expressly consents to such monitoring, tracking, and recording.  Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise.  J.P. Morgan shall own all right, title and interest in the data reflecting Customer usage of the Products or J.P. Morgan’s web site (including, but not limited to, general usage data and aggregated transaction data). J.P. Morgan may use and sublicense data obtained by it regarding the Customer’s use of the Products or J.P. Morgan’s website, as long as J.P. Morgan does not disclose to others that the Customer was the source of such data or the details of individual transactions effected using the Products or web site.

6.
The Customer shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7.
The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its users upon written request.  The Customer further represents and warrants to J.P. Morgan that the Customer shall not access the service from any jurisdiction which J.P. Morgan informs the Customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations.  Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable J.P. Morgan to process the data set out therein for the purposes of providing the Products.

8.
The Customer will be subject to and shall comply with all applicable laws, rules and regulations concerning restricting collection, use, disclosure, processing and free movement of the Data (collectively, the “Privacy Regulations”).  The Privacy Regulations may include, as applicable, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.

9.	The Customer shall be responsible for the compliance of its Authorized Persons with the terms of the Agreement, including this Annex.